Exhibit 3.5

STATEMENT OF DESIGNATION

OF THE

8.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

(Par Value $0.01 Per Share)

OF

IMPERIAL PETROLEUM INC.

IMPERIAL PETROLEUM INC., a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Marshall Islands (the “Corporation”), in accordance with the provisions of Section 35 thereof, does hereby certify that: The Board of Directors of the Corporation has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation (the “Statement of Designation”) or unless the context otherwise requires) of the Corporation designated as “8.75% Series A Cumulative Redeemable Perpetual Preferred Stock.”

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Amount: Securities Depositary.

(a) The distinctive serial designation of such series of Preferred Stock is “8.75% Series A Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except as to the respective dates from which dividends may begin accruing, to the extent such dates may differ. The Series A Preferred Stock represents perpetual equity interests in the Corporation and shall not give rise to a claim for payment of a principal amount at a particular date.

(b) Securities Depositary. The Series A Preferred Stock may be issued in either certificated or uncertificated form. If issued in certificated form, the Series A Preferred Stock will be represented by a single certificate issued to the Securities Depositary and registered in the name of the Securities Depositary or its nominee, and no Holder of Series A Preferred Stock shall be entitled to receive a share certificate evidencing such shares, unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and the Corporation shall have not selected a substitute Securities Depositary within 60 calendar days thereafter. So long as the Securities Depositary shall have been appointed and is serving, payments and communications made by the Corporation to Holders of the Series A Preferred Stock shall be made by making payments to, and communicating with, the Securities Depositary.

(c) Number of Shares. The authorized number of shares of Series A Preferred Stock shall be 800,000, subject to increase by filing a statement of designation with respect to such additional shares. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series, as set forth in Section 4 hereof. Additional shares of Series A Preferred Stock may be issued after the Original Issue Date so long as all dividends accumulated and in arrears on the then outstanding shares of Series A Preferred Stock have been paid in full.

Section 2. Dividends and Distributions.

(a) Dividends. Dividends on each share of Series A Preferred Stock shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such shares) until such time as the Corporation pays the dividend or redeems the shares in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series A Preferred Stock shall be entitled to receive dividends from time to time out of any assets of the Corporation legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Corporation in accordance with this Statement of Designation, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period. If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Stock shall be payable based on a 360-day year consisting of twelve 30-day months.

(b) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series A Preferred Stock that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) for any dividend payment shall be three Business Days immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Corporation’s Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Preferred Stock and any Parity Stock through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series A Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding shares of Series A Preferred Stock and any Parity Stock shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series A Preferred Stock and any such Parity Stock shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all shares of Series A Preferred Stock and any Parity Stock are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Stock and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Stock. So long as the Series A Preferred Stock is held of record by the nominee of the Securities Depositary, declared dividends shall be paid to the Securities Depositary in same-day funds on each Dividend Payment Date.

Section 3. Voting Rights.

(a) General. The Series A Preferred Stock shall have no voting rights except as set forth in this Section 3 or as otherwise provided for by the BCA.

(b) Right to Elect Director. In the event that six quarterly dividends, whether consecutive or not, payable on the Series A Preferred Stock are in arrears, the Holders of the Series A Preferred Stock shall have the right, voting as a class together with holders of any Parity Stock upon which like voting rights have been conferred and are exercisable at the next meeting of shareholders called for the election of directors, to elect one member of the Board of Directors only, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Stock upon which like voting rights have been conferred and with which the Series A Preferred Stock voted as a class for the election of such director). The right of such Holders of Series A Preferred Stock to elect one member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series A Preferred Stock shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends with respect to the Series A Preferred Stock as described above in this Section 3(b). Upon any termination of the right of the Holders of the Series A Preferred Stock and, if applicable, any other Parity Stock to vote as a class for such director, the term of office of the director then in office elected by such Holders and the holders of any such Parity Stock voting as a class shall terminate immediately. Any director elected by the Holders of the Series A Preferred Stock and, if applicable, any other Parity Stock shall be entitled to one vote on any matter before the Board of Directors and shall have one vote only. A person elected as a director pursuant to the foregoing provisions of this Section 3 shall be removed only by a resolution of the Holders of the Series A Preferred Stock, provided that where the holders of any Parity Stock voted together with the Holders of the Series A Preferred Stock as a class on the resolution for the election of the said person as a director, the holders of such Parity Stock shall also be entitled to vote together with the Holders of the Series A Preferred Stock as a class on any resolution for the removal of such director. Nothing in this Section 3 shall be construed as abrogating the power of the Board of Directors or the stockholders of the Corporation to remove any director for cause.

(c) Other Voting Rights.

(1) Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, the Corporation may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series A Preferred Stock.

(2) Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, the Corporation may not (x) issue any Parity Stock if the cumulative dividends payable on outstanding Series A Preferred Stock are in arrears or (y) create or issue any Senior Stock.

(d) Voting Power. For any matter described in this Section 3 in which the Holders of the Series A Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any Parity Stock), such Holders shall be entitled to one vote per Series A Preferred Share. Any shares of Series A Preferred Stock held by the Corporation or any of its subsidiaries or Affiliates shall not be entitled to vote and shall not be deemed outstanding for purposes of determining the number of shares of Series A Preferred Stock entitled to vote.

(e) No Vote or Consent in Other Cases. No vote or consent of Holders of Series A Preferred Stock shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Stock or (iii) except as expressly provided in paragraph (c)(2) above, the authorization or issuance of any Preferred Stock of the Corporation.

(f) Vote or Consent in Connection with Tender Offer. Any affirmative vote or consent may be obtained in connection with a tender offer.

Section 4. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

Section 5. Liquidation Rights.

(a) Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, (i) after satisfaction of all liabilities, if any, to creditors of the Corporation, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Stock then outstanding in respect of distributions upon a Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Stock then outstanding in respect of distributions upon a Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Stock in an amount equal to the Series A Liquidation Preference. For purposes of clarity, upon the occurrence of any

Liquidation Event, (x) the holders of then outstanding Senior Stock shall be entitled to receive the applicable Liquidation Preference on such Senior Stock before any distribution shall be made to the Holders of the Series A Preferred Stock or any Parity Stock and (y) the Holders of outstanding Series A Preferred Stock shall be entitled to the Series A Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Stock and before any distribution shall be made to the holders of Common Stock or any other Junior Stock. Holders of Series A Preferred Stock shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the Series A Liquidation Preference. The payment of the Series A Liquidation Preference shall be a payment in redemption of the Series A Preferred Stock such that, from and after payment of the full Series A Liquidation Preference, any such Series A Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) Partial Payment. If, in the event of any distribution or payment described in Section 5(a) above where the Corporation’s assets available for distribution to holders of the outstanding Series A Preferred Stock and any Parity Stock are insufficient to satisfy the applicable Liquidation Preference for such Series A Preferred Stock and Parity Stock, the Corporation’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Corporation shall be distributed among the Series A Preferred Stock and such Parity Stock, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series A Preferred Stock receive a partial payment of their Series A Liquidation Preference, such partial payment shall reduce the Series A Liquidation Preference of their Series A Preferred Stock, but only to the extent of such amount paid.

(c) Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the outstanding shares of Series A Preferred Stock and any Parity Stock, the Corporation’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Stock then outstanding according to their respective rights and preferences.

Section 6. Optional Redemption; Change of Control Redemption. (a) Optional Redemption. The Corporation shall have the right, at its option, at any time on or after June 30, 2022 to redeem the Series A Preferred Stock, in whole or from time to time in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Corporation (the “Optional Redemption Date”).

(b) Change of Control Redemption. Upon the occurrence of a “Change of Control” the Corporation shall have the right, at its option, to redeem the Series A Preferred Stock, in whole but not in part, not later than 90 days after the date the Change of Control occurs, from any source of funds legally available for such purpose. Subject to the preceding sentence, any such redemption shall occur on a date set by the Corporation (the “Change of Control Redemption Date”).

A “Change of Control” means the following events have occurred and are continuing:

•

the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Corporation’s shares entitling that person or group to exercise more than 50% of the total voting power of all of the Corporation’s shares entitled to vote generally in elections of directors (except that such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the above bullet point, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American or the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (collectively, “NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

(c) Redemption Price. The Corporation shall effect any such redemption by paying cash for each share of Series A Preferred Stock to be redeemed equal to (1) in the case of a redemption pursuant to Section 6(a), the Optional Redemption Price on such Optional Redemption Date and (2) in the case of a redemption pursuant to Section 6(b), the Change of Control Redemption Price on such Change of Control Redemption Date. So long as the Series A Preferred Stock is held of record by the nominee of the Securities Depositary, the Redemption Price shall be paid by the Paying Agent to the Securities Depositary on the Redemption Date.

(d) Redemption Notice. The Corporation shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of the 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Stock to be redeemed as such Holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all issued and outstanding shares of Series A Preferred Stock are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the shares of Series A Preferred Stock are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(e) Effect of Redemption; Partial Redemption. If the Corporation elects to redeem fewer than all of the outstanding shares of Series A Preferred Stock, the number of shares to be redeemed shall be determined by the Corporation, and such shares shall be redeemed pro rata or by lot as the Securities Depositary shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding shares of Series A Preferred Stock shall be allocated correspondingly among the redeemed shares of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Statement of Designation (including the Corporation’s right, if it elects so, to redeem all or part of the Series A Preferred Stock outstanding at any relevant time in accordance with this Section 6 (including this paragraph (e)).

(f) Redemption Funds. If the Corporation gives or causes to be given a Redemption Notice, the Corporation shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Stock as to which such Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Stock to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depositary or its nominee) of the certificate therefor as set forth in the Redemption Notice. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preferred Stock to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation’s shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preferred Stock to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series A Preferred Stock, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment the Holders of the Series A Preferred Stock entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.

(g) Certificate. Any share of Series A Preferred Stock that is redeemed or otherwise acquired by the Corporation shall be canceled and shall constitute Preferred Stock subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the shares of Series A Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depositary or its nominee), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Stock represented by the surrendered certificate that have not been called for redemption.

(h) Redemption Priority. In the event that full cumulative dividends on the Series A Preferred Stock and any Parity Stock shall not have been paid or declared and set apart for payment, the Corporation shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Stock or Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock and any Parity Stock. The Corporation shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Stock unless full cumulative dividends on the Series A Preferred Stock and any Parity Stock for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

Section 7. Rank. The Series A Preferred Stock shall be deemed to rank:

(a) Senior. Senior to (i) all classes of Common Stock and (ii) any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Stock as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Stock”);

(b) Parity. On parity with any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Stock as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Stock”); and

(c) Junior. Junior to any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Stock as to dividend distributions and distributions upon any Liquidation Event (referred to as “Senior Stock”).

The Corporation may issue Junior Stock and, subject to (3)(c)(2) of this Statement of Designation, Parity Stock from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such Preferred Stock before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each such series of securities.

Section 8. Definitions. As used herein with respect to the Series A Preferred Stock:

(a) “Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Articles of Incorporation” means the articles of incorporation of the Corporation, as amended through the date hereof; as it may be further amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

(c) “BCA” has the meaning set forth in the introductory paragraph of this Statement of Designation.

(d) “Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

(e) “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

(f) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(g) “Change of Control” shall have the meaning set forth in Section 6(b) of this Statement of Designation.

(h) “Change of Control Redemption Date” has the meaning set forth in Section 6(b) of this Statement of Designation.

(i) “Change of Control Redemption Price” means if the “Change of Control” occurs (1) prior to December 31, 2023, $26.50 per share of Series A Preferred Stock, (2) on or after December 31, 2023 and prior to June 30, 2024, a price equal to $25.75 per share of Series A Preferred Stock, (3) on or after June 30, 2024 and prior to June 30, 2025, a price equal to $25.50 per share of Series A Preferred Stock, (4) on or after June 30, 2025 and prior to June 30, 2026, a price equal to $25.25 per share of Series A Preferred Stock, and (5) on or after June 30, 2026, a price equal to $25.00 per share of Series A Preferred Stock, plus, in the case of either (1), (2), (3), (4) or (5), an amount equal to all accumulated and unpaid dividends thereon to, but not including, the redemption date, whether or not declared.

(j) “Common Stock” means each of the Corporation’s common stock, par value $0.01 per share, and any other outstanding class of common stock of the Corporation.

(k) “Corporation” has the meaning set forth in the introductory paragraph to this Statement of Designation.

(l) “Dividend Payment Date” means each March 30, June 30, September 30 and December 30 of each year, commencing December 30, 2021.

(m) “Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

(n) “Dividend Rate” means a rate equal to 8.75% per annum of the Stated Series A Liquidation Preference per share.

(o) “Holder” means the Person in whose name the shares of Series A Preferred Stock are registered on the stock register of the Corporation maintained by the Registrar and Transfer Agent.

(p) “Junior Stock” has the meaning set forth in Section 7(a) of this Statement of Designation.

(q) “Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

(r) “Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 5(a) of this Statement of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide). For avoidance of doubt, for the foregoing purposes the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Stock.

(s) “Optional Redemption Date” has the meaning set forth in Section 6(a) of this Statement of Designation.

(t) “Optional Redemption Price” means (i) on or after June 30, 2022 and prior to June 30, 2023, a price equal to $26.00 per share of Series A Preferred Stock, (ii) on or after June 30, 2023 and prior to June 30, 2024, a price equal to $25.75 per share of Series A Preferred Stock, (iii) on or after June 30, 2024 and prior to June 30, 2025, a price equal to $25.50 per share of Series A Preferred Stock, (iv) on or after June 30, 2025 and prior to June 30, 2026, a price equal to $25.25 per share of Series A Preferred Stock, and (v) on or after June 30, 2026, a price equal to $25.00 per share of Series A Preferred Stock, plus, in each case, an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared.

(u) “Original Issue Date” means the date a share of Series A Preferred Stock is first issued by the Corporation.

(v) “Parity Stock” has the meaning set forth in Section 7(b) of this Statement of Designation.

(w) “Paying Agent” means American Stock Transfer & Trust Company, acting in its capacity as paying agent for the Series A Preferred Stock, and its respective successors and assigns or any other payment agent appointed by the Corporation.

(x) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

(y) “Preferred Stock” means any of the Corporation’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, over shares of the Corporation’s Common Stock.

(z) “Record Date” has the meaning set forth in Section 2(b) of this Statement of Designation.

(aa) “Redemption Date” means either an Optional Redemption Date or a Change of Control Redemption Date, as applicable.

(bb) “Redemption Notice” has the meaning set forth in Section 6(d) of this Statement of Designation.

(cc) “Redemption Price” means either the Optional Redemption Price or the Change of Control Redemption Price, as applicable.

(dd) “Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

(ee) “Securities Depositary” means The Depository Trust Company, and its successors or assigns or any other securities depositary selected by the Corporation.

(ff) “Senior Stock” has the meaning set forth in Section 7(c) of this Statement of Designation.

(gg) “Series A Liquidation Preference” means a liquidation preference for each share of Series A Preferred Stock initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 5 of this Statement of Designation which does not result in payment in full of the liquidation preference of such share of Series A Preferred Stock.

(hh) “Series A Preferred Stock” has the meaning set forth in the recitals of this Statement of Designation.

(ii) “Stated Series A Liquidation Preference” means an amount equal to $25.00 per share of Series A Preferred Stock.

(jj) “Statement of Designation” means this Statement of Designation relating to the Series A Preferred Stock, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation, the Bylaws and the BCA.

(kk) “Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series A Preferred Stock, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 9. Fractional Shares. No Series A Preferred Stock may be issued in fractions of a share.

Section 10. No Sinking Fund. The Series A Preferred Stock shall not have the benefit of any sinking fund.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any share of Series A Preferred Stock as the true, lawful and absolute owner thereof for all purposes, and neither the Corporation nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

Section 13. Other Rights. The Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this Statement of Designation is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this __________ day of ________, 2021.

IMPERIAL PETROLEUM INC.

By:
Name: Harry N. Vafias
Title: Chief Executive Officer